Exhibit 99.2

                                        Press Release
                                        For Immediate Release

Beazer Homes Reports Fiscal Third Quarter 2007 Financial Results

ATLANTA, July 26, 2007-- Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced financial results for the third fiscal quarter ended June 30, 2007. Summary results of the quarter are as follows:

Quarter Ended June 30, 2007
■
Reported net loss of $(123.0) million, or $(3.20) per share, including pre-tax charges related to inventory impairments, abandonment of land option contracts and goodwill impairments totaling $188.5 million. For the third quarter of the prior fiscal year, net income was $102.6 million, or $2.37 per diluted share.

■	Home closings: 2,666 homes, compared to 4,156 in the third quarter of the prior year.
■	Total revenues: $761.0 million, compared to $1.20 billion in the third quarter of the prior year.
■	New orders: 3,055 homes, compared to 4,378 in the third quarter of the prior year.
■	Lots under control totaled 71,801 at 6/30/07, a 31% and 10% decline from the third quarter of the prior fiscal year and the second quarter of fiscal 2007, respectively
■	Unsold finished homes declined 38% compared to the second quarter of this fiscal year.
■	Net debt to capitalization was 52.6% as of 6/30/07.
■
Backlog at 6/30/07: 5,952 homes with a sales value of $1.69 billion compared to 9,449 homes with a sales value of $2.85 billion in the third quarter of the prior year and 5,563 homes with a sales value of $1.67 billion in the second quarter of this fiscal year.

“Operating conditions in the housing industry deteriorated further in the fiscal third quarter and remain very challenging,” said President and Chief Executive Officer, Ian J. McCarthy. “Most housing markets across the country continue to be characterized by an oversupply of both new and resale home inventory, reduced levels of consumer demand for new homes and aggressive price competition among home builders. These factors, together with a pronounced credit tightening in the mortgage markets, particularly for credit challenged home buyers, are likely to lead to continued difficult market conditions for Beazer Homes and other home builders. Although we cannot predict when market conditions will improve, we continue to believe that longer-term industry fundamentals remain compelling due to demographic changes, employment trends and new home supply constraints.”

Total home closings of 2,666 during the third quarter of fiscal 2007 were 36% below the same period a year ago. Net new home orders totaled 3,055 homes for the quarter, a decline of 30% from the third quarter of the prior fiscal year. The cancellation rate for the third quarter was 36%, compared to 34% in the prior year’s third quarter, and 29% in the second quarter of this fiscal year.

“We have remained disciplined in our operating approach and continue to focus on initiatives aimed at positioning us well for what we believe will continue to be a challenging environment. These initiatives include reductions in our direct construction costs, overhead expenses and land and land development spending. At the same time, we are intensely focused on enhancing our sales and marketing efforts, including the use of integrated, national promotion efforts to reduce unsold home inventories,” McCarthy continued.

During the third quarter, margins continued to be negatively impacted by both higher levels of discounting and reduced revenue volume as compared to the same period a year ago. In addition, the Company incurred pre-tax charges to abandon land option contracts, and to recognize inventory impairments and goodwill impairments of $44.8 million, $113.9 million, and $29.8 million, respectively. The charges for goodwill impairment relate to goodwill allocated to operations in Northern California, Nevada and Florida. The results for the third fiscal quarter also included a $6.0 million reduction of the warranty accrual for the remediation of homes in connection with the Trinity Homes class action settlement in October 2004, based on a reduction in the estimated remaining remediation costs.

The Company has proactively reduced its controlled lot count by 31% compared to June of the prior year and by 10% compared to the March quarter of this fiscal year. The Company remains committed to aligning its land supply and inventory levels to current expectations for home closings, and continues to exercise caution and discipline with regard to land and land development spending.

Revolving Credit Facility

The Company also announced that it has entered into a new, four year $500 million revolving credit facility. The new agreement, which matures in July 2011, replaces the company’s existing $1 billion revolving credit facility which was scheduled to mature in August 2009. The new facility contains an accordion feature which permits the aggregate commitment to increase up to $1 billion, subject to the availability of additional commitments.

“We are focused on maintaining a strong balance sheet and significant liquidity during this challenging business environment,” said Allan P. Merrill, Executive Vice President and Chief Financial Officer. “While we have no near-term plans for borrowing under the new credit agreement, its terms provide us with increased flexibility to manage successfully through the current downturn and at the same time to take a long-term view of the business.”

As of June 30, 2007, the Company had no borrowings on its revolving credit facility and a cash balance of $128.8 million.

United States Attorney and SEC Inquiries and Outstanding Litigation
As previously disclosed on March 29, 2007, Beazer Homes received a subpoena from the United States Attorney’s office in the Western District of North Carolina, seeking the production of documents focusing on the Company’s mortgage origination services. On May 1, 2007 the Company received notice that the Securities and Exchange Commission had commenced an informal inquiry to determine whether any person or entity related to Beazer Homes had violated federal securities laws. On July 20, 2007, the Company received a formal order of private investigation issued by the SEC in this matter. The Company intends to continue to fully cooperate with all related inquiries.

Together with certain of its subsidiaries and current and former officers and directors, the Company has also been named as a defendant in several purported class action lawsuits.

In response to these matters, the Audit Committee of the Beazer Homes Board of Directors and its independent legal counsel and financial consultant launched an internal review of Beazer Homes' mortgage origination business and related matters. The results of the ongoing review by the Audit Committee, the governmental investigations, or the pending lawsuits could result in the payment of criminal or civil fines, the imposition of an injunction on future conduct, the imposition of other penalties, or other consequences, including the Company adjusting the conduct of certain of its business operations and the timing and content of its existing and future public disclosures, any of which could have a material adverse effect on the business, financial condition or results of operations of the Company.

Conference Call
The Company will hold a conference call today, July 26, 2007, at 11:00 AM ET to discuss the results and take questions. Interested parties may listen to the conference call and view the Company’s slide presentation over the internet by going to the “Investor Relations” section of the Company’s website at www.beazer.com. A replay of the webcast will be available at www.beazer.com for approximately 90 days.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers. Beazer Homes, a Fortune 500 Company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, changes in levels of customer demand, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, implementation of overhead realignments and associated costs, potential liability as a result of construction defect, product liability and warranty claims, the outcome of the U.S. Attorney inquiry and related internal review, the SEC investigation, the class action lawsuits, derivative claims and similar proceedings and other factors described in the Company’s Annual Report on Form 10-K for the year ended September 30, 2006 filed with the Securities and Exchange Commission on December 8, 2006 and other reports filed from time to time with the Securities and Exchange Commission.
Contact:  Leslie H. Kratcoski
                 Vice President, Investor Relations & Corporate Communications
                 (770) 829-3764
 lkratcos@beazer.com`
-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA
	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INCOME STATEMENT
Total revenue	$761,007	$1,203,538	$2,390,316	$3,578,245
Home construction and land sales expenses	650,473	887,108	2,013,484	2,661,959
Inventory impairments and option contract abandonments	158,747	7,123	358,524	19,654
Gross (loss) profit	(48,213)	309,307	18,308	896,632

Selling, general and administrative expenses	109,516	153,412	334,613	436,283
Goodwill impairment	29,752	-	29,752	-
Operating (loss) income	(187,481)	155,895	(346,057)	460,349
Equity in (loss) income of unconsolidated joint ventures	(939)	127	(10,991)	809
Other income	2,301	1,480	6,988	7,165

(Loss) income before income taxes	(186,119)	157,502	(350,060)	468,323
Income tax (benefit) provision	(63,112)	54,878	(124,958)	171,435
Net (loss) income	$(123,007)	$102,624	$(225,102)	$296,888

Net (loss) income per common share:
Basic	$(3.20)	$2.60	$(5.86)	$7.37
Diluted	$(3.20)	$2.37	$(5.86)	$6.70

Weighted average shares outstanding, in thousands:
Basic	38,459	39,435	38,388	40,281
Diluted	38,459	43,929	38,388	44,909

Interest incurred	$34,616	$31,759	$104,010	$85,195
Interest amortized to cost of sales	$29,154	$22,071	$78,696	$60,788
EPS interest add back - Convertible Debt	n/a	$1,347	n/a	$4,038
Depreciation and amortization	$5,769	$8,055	$14,698	$19,097

SELECTED BALANCE SHEET DATA	June 30,	September 30,	June 30,
	2007	2006	2006
Cash	$128,773	$172,443	$24,366
Inventory	3,273,477	3,520,332	3,752,862
Total assets	4,035,392	4,559,431	4,383,609
Total debt (net of discount of $3,151, $3,578 and $3,766)	1,767,088	1,838,660	1,791,903
Shareholders' equity	1,480,276	1,701,923	1,631,064

Inventory Breakdown
Homes under construction	$1,328,127	$1,368,056	$1,730,534
Development projects in progress	1,454,421	1,623,819	1,681,673
Unimproved land held for future development	11,240	12,213	13,867
Model homes	67,156	44,803	53,535
Consolidated inventory not owned	412,533	471,441	273,253
	$3,273,477	$3,520,332	$3,752,862

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands)

OPERATING DATA

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
SELECTED OPERATING DATA	2007	2006	2007	2006
Closings:
West region	725	1,037	2,128	3,294
Mid-Atlantic region	269	477	676	1,432
Florida region	266	362	861	1,375
Southeast region	606	1,033	2,014	2,818
Other homebuilding	800	1,247	2,390	3,339
Total closings	2,666	4,156	8,069	12,258
New orders, net of cancellations:
West region	730	861	2,227	2,799
Mid-Atlantic region	333	461	1,128	1,261
Florida region	357	380	891	1,453
Southeast region	645	1,295	2,124	3,315
Other homebuilding	990	1,381	2,549	3,646
Total new orders	3,055	4,378	8,919	12,474
Backlog units at end of period:
West region	1,274	2,499
Mid-Atlantic region	1,029	1,022
Florida region	538	1,337
Southeast region	1,431	2,251
Other homebuilding	1,680	2,340
Total backlog units	5,952	9,449
Dollar value of backlog at end of period	$1,691,631	$2,852,052

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
SUPPLEMENTAL FINANCIAL DATA:	2007	2006	2007	2006

Revenues
Homebuilding operations	$735,351	$1,178,360	$2,294,487	$3,491,646
Land and lot sales	19,188	18,568	73,394	64,119
Financial Services	10,003	12,392	32,972	36,505
Intercompany elimination	(3,535)	(5,782)	(10,537)	(14,025)
Total revenues	$761,007	$1,203,538	$2,390,316	$3,578,245
Gross (loss) profit
Homebuilding operations	$(57,466)	$300,058	$(16,110)	$861,434
Land and lot sales	(750)	(3,143)	1,446	(1,307)
Financial Services	10,003	12,392	32,972	36,505
Total gross (loss) profit	$(48,213)	$309,307	$18,308	$896,632
Selling, general and administrative
Homebuilding operations	$100,687	$143,250	$308,091	$405,250
Financial Services	8,829	10,162	26,522	31,033
Total selling, general and administrative	$109,516	$153,412	$334,613	$436,283

SELECTED SEGMENT INFORMATION
Revenue:
West region	$249,827	$389,934	$814,456	$1,230,380
Mid-Atlantic region	116,458	232,373	311,052	664,987
Florida region	72,470	108,551	270,124	421,901
Southeast region	151,476	215,708	490,231	581,610
Other homebuilding	164,308	250,362	482,018	656,887
Financial services	10,003	12,392	32,972	36,505
Intercompany elimination	(3,535)	(5,782)	(10,537)	(14,025)
Total revenue	$761,007	$1,203,538	$2,390,316	$3,578,245

Operating (loss) income
West region	$(74,249)	$60,340	$(121,360)	$211,321
Mid-Atlantic region	(14,782)	53,336	(35,254)	155,952
Florida region	(17,953)	17,797	(39,673)	86,684
Southeast region	(3,353)	25,350	19,786	52,026
Other homebuilding	(14,599)	1,895	(47,153)	(4,516)
Financial services	1,174	2,230	6,450	5,472
Segment operating (loss) income	(123,762)	160,948	(217,204)	506,939
Corporate and unallocated	(63,719)	(5,053)	(128,853)	(46,590)
Total operating (loss) income	$(187,481)	$155,895	$(346,057)	$460,349